Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAISON SOLUTIONS INC.

Maison Solutions Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The text of Section B of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in full as follows:

“Reclassification of Common Stock; Stock Split. Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Certificate of Incorporation, each five (5) shares of the Corporation’s Class A common stock, par value $0.0001 per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into one (1) share of Class A common stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation or the par value, which shall remain $0.0001 per share (the “Reverse Stock Split”). No fractional shares of Class A common stock will be issued as a result of the Reverse Stock Split; in lieu of issuing such fractional shares, any fractional share resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock, and all shares of Class A common stock eliminated as a result of the Reverse Stock Split will be cancelled. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified, plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

SECOND: This Certificate of Amendment has been duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation (the “Board”) duly adopted resolutions setting forth this amendment and declaring its advisability, and this amendment was thereafter adopted by the written consent of the holders of a majority of the issued and outstanding voting securities of the Corporation, dated as of October 19, 2025, in accordance with Section 228 of the DGCL.

THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall become effective as of 12:01 a.m. Eastern Time on July 22, 2026.

IN WITNESS WHEREOF, Maison Solutions Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, on June 30, 2026.

MAISON SOLUTIONS INC.

By:	/s/ John Xu
Name:	John Xu
Title:	Chief Executive Officer